EXHIBIT 15.1

XTO Energy Inc.:

We are aware that XTO Energy Inc., formerly Cross Timbers Oil Company, has incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-81766, 333-35229, 333-36569, 333-68775, 333-69977, 333-37668 and 333-81849), on Form S-3 (No. 333-56983) of Cross Timbers Oil Company and Cross Timbers Royalty Trust and on Form S-3 (No. 333-71762) of XTO Energy Inc. its Form 10-Q for the quarter ended March 31, 2002, which includes our report dated May 3, 2002, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

ARTHUR ANDERSEN LLP

Fort Worth, Texas
May 10, 2002